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LIFE Financial Corporation Announces First Quarter 2002 Results

RIVERSIDE, Calif., April 24, 2002—LIFE Financial Corporation (NASDAQ: LFCO) (the "Company"), the holding company of LIFE Bank, F.S.B. (the "Bank"), announced earnings for the first quarter of 2002 of $388 thousand or $.29 per basic and $.15 per diluted share, compared to a loss of $6 thousand, or ($.00) per basic share for the quarter ended March 31, 2001.

Steven R. Gardner, President, Chief Executive Officer and Chief Operating Officer stated, "Overall we are pleased with the first quarter results. Although we have much to accomplish in improving our core operating results, we continue to make progress implementing our strategic initiatives focused on our dual lending strategy, further cost reduction, increasing transaction accounts coupled with a lower reliance on certificates of deposit and further reduction of non-performing assets. Completion of the financing during the first quarter of 2002 along with the removal of all regulatory orders has put the Company and Bank on a more secure financial foundation and allowed our employees to focus on executing our business plan."

Mr. Gardner continued "One of the milestones of the first quarter was the Company's recognition of income from the Participation Contract. Based on our analysis of the cash flow from the residual assets that comprise the Company's interest in the Participation Contract we expect to begin receiving cash flow from the asset during the second quarter of 2002. As a result of the historic performance of the residuals, we began accreting the discount during the first quarter of 2002."

Return on average assets (ROAA) for the quarter ended March 31, 2002 was .64% compared to (.01)% for the same quarter last year. The Company's return on average equity (ROAE) for the quarter ended March 31, 2002 was 18.76% compared to (.13)% for the quarter ended March 31, 2001.

The net interest margin for the current quarter increased to 4.82% compared to 2.55% for the same period last year, primarily as a result of the accretion of the discount on the Participation Contract and a decrease in the cost of interest bearing liabilities during the period. The net interest margin for the quarter ended December 31, 2001 was 3.49%.

The Company's net interest income before provision for loan losses increased 26.1% to $2.8 million during the quarter ended March 31, 2002, compared to $2.2 million for the quarter ended March 31, 2001. The increase is due to the combination of the accretion of the discount on the Participation Contract offset by a decrease in average loan yield of 85 basis points and a decrease in average loans by $124 million from the same prior year period. In addition, the cost of funds decreased 210 basis points and the average interest bearing liabilities decreased $118 million from the same prior year period. The discount accretion included in interest income for the first quarter was $913 thousand, which was based on the Company's projections of the expected performance of the residual assets underlying the contract. The Company expects to realize between $15 to $20 million in cash from the Participation Contract over the next three years, however, the actual performance of the residual assets and cash realized by the Company could vary significantly from the Company's projections.

The provision for loan losses was $334 thousand for the quarter ended March 31, 2002 compared to $419 thousand provision for the quarter ended March 31, 2001.

Noninterest income was $640 thousand for the quarter ended March 31, 2002 compared to $2.1 million income for the quarter ended March 31, 2001. Noninterest income for the quarter ended March 31, 2001 included the gain on the sale of marketable securities of $544 thousand, the gain on loan sale of $132 thousand and the gain on sale of mortgage servicing rights of $166 thousand.

Noninterest expenses were $2.7 million for the quarter ended March 31, 2002, compared to $3.9 million in the quarter ended March 31, 2001. The $1.2 million reduction was primarily the result of a $584 thousand decrease in compensation and benefits and a $211 thousand decrease in premises and occupancy during the first quarter. At March 31, 2002, the Company had 70 full-time equivalent employees, a reduction of 31 employees from the March 31, 2001 level of 101 full-time equivalent employees.

The benefit for income taxes for the quarter ended March 31, 2002 was $25 thousand; the provision for the quarter ended March 31, 2001 was $4 thousand. The Company has a consolidated deferred tax asset of $11.9 million on which the Company has established a $11.6 million valuation allowance due to the uncertainty as to the realization of the deferred tax asset. In the future, if the Company returns to sustained profitability the allowance will be reduced.

Total assets of the Company were $257.7 million as of March 31, 2002 compared to $243.7 million as of December 31, 2001 and $354.7 million as of March 31, 2001. The $14.0 million or 5.7% increase in total assets of the Company from December 31, 2001 was primarily the result of a $17.9 million decrease in the loan portfolio offset by a $31 million increase in investment securities. The $97 million decrease in assets from March 31, 2001 to March 31, 2002 is primarily the result of a reduction in the loan portfolio of $99 million.

The allowance for loan losses totaled $4.1 million and the balance in the lower of cost or market adjustment was $1.3 million as of March 31, 2002. The allowance was $4.6 million and the lower of cost or market adjustment was $1.4 million as of December 31, 2001. The allowance for loan losses totaled $4.4 million and the balance in the lower of cost or market adjustment was $1.5 million as of March 31, 2001. The allowance for loan losses as a percent of non-accrual loans was 30.0% and 28.6% as of March 31, 2002 and December 31, 2001, respectively. The March 31, 2001 allowance for loan losses as a percent of non-accrual loans was 21.6%.

Non-accrual loans totaled $13.7 million at March 31, 2002, $15.2 million at December 31, 2001 and $22.3 million at March 31, 2001. Real estate owned was reduced to $2.8 million at March 31, 2002 from $4.2 million at December 31, 2001.

Loans originated and purchased for the quarter ended March 31, 2002 was $7.6 million, compared to $10.2 million for the quarter ended March 31, 2001. Loan production and purchases have been held to modest levels over the last several quarters during which the Company was operating under various regulatory orders and agreements. The Company commenced production of income property secured loans during the second quarter of 2002.

Total deposits were $212 million as of March 31, 2002, compared to $232.2 million at December 31, 2001. The $20.2 million decrease in deposits is the result of the Bank's strategy to reduce its dependence on high rate certificates of deposit. Total deposits were $316.6 million as of March 31, 2001. The $104.6 million decrease in deposits from March 31, 2001 to March 31, 2002 is the result of reducing reliance on wholesale and brokered certificates of deposit. The ratio of Branch Bank deposits to total deposits increased to 97.8% at March 31, 2002 compared to 85.0% as of March 31, 2001. The average balance of transaction accounts increased from $28.4 million for the quarter ended March 31, 2001 to $33.8 million for the quarter ended March 31, 2002.

Cost of deposits for the quarter ended March 31, 2002 was 3.29% compared to 4.15% for the quarter ended December 31, 2001 and 6.0% for the quarter ended March 31, 2001.

Other borrowings totaled $32.8 million as March 31, 2002 with an average cost of 12.55%. Other borrowings are comprised of the Company's Senior Secured Note of $11.3 million net of original issue discount, Subordinated Debt of $1.5 million and the Bank's $20.0 million FHLB Advances. There were $1.5 million of other borrowings as of December 31, 2001 and other borrowings totaled $21.5 million as of March 31, 2001.

The Company's total cost of funds for the quarter ended March 31, 2002 was 3.91% compared to 4.21% for the quarter ended December 31, 2001 and 6.01% for the quarter ended March 31, 2001.

The Bank's core and total risk-based capital ratios at March 31, 2002 were 6.32%, and 13.06%, respectively. The minimum ratios for well-capitalized banks are 5% and 10% for core capital and risk-based capital, respectively.

The Corporation is a saving and loan holding company that owns 100% of the capital stock of the Bank, the Corporation's principal operating subsidiary. The Bank is a federally chartered stock savings bank whose primary business includes branch banking and income property and construction real estate lending. The Bank currently operates five full-service branches located in Orange, San Bernardino and Riverside Counties, in Southern California. On March 1, 2002, the Bank notified customers of the Riverside and Redlands depository branches that effective June 7, 2002 and June 21, 2002, respectively, the Bank will be closing those branches and consolidating the accounts into our nearby, very successful San Bernardino branch.

FORWARD-LOOKING COMMENTS

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.

Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks:

  •
  Changes in the performance of the financial markets;
  •
  Changes in the demand for and market acceptance of the Company's products and services;
  •
  Changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive products and pricing;
  •
  The effect of the Company's policies;
  •
  The continued availability of adequate funding sources;
  •
  The effect of various legal, regulatory and litigation risks.

For information on Life Financial please call Steven R. Gardner, President, Chief Executive Officer and Chief Operating Officer at 909.637.4110 or Roy L. Painter, Executive Vice President, Chief Financial Officer at 909.637.4095.

LIFE FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

UNAUDITED (In thousands)

ASSETS

	March 31, 2002	December 31, 2001
Cash and due from banks	$8,757	$7,206
Federal Funds Sold	—	500

Cash and cash equivalents	8,757	7,706
Investment Securities Available for Sale	65,627	34,659
Loans receivable, net of allowance for loan losses of $4,108 in 2002 and $4,364 in 2001, respectively	169,229	187,176
Mortgage servicing rights	94	101
Accrued interest receivable	1,526	1,600
Foreclosed real estate	2,841	4,172
Premises and equipment	980	1,184
Income taxes receivable	—	—
Deferred income taxes	350	350
Participation Contract	5,341	4,428
Other assets	2,961	2,291

TOTAL ASSETS	$257,706	$243,667

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposit accounts	$211,974	$232,160
Other borrowings	20,000	—
Notes Payable	11,335	—
Subordinated debentures	1,500	1,500
Accrued expenses and other liabilities	4,479	2,359

Total liabilities	249,288	236,019

STOCKHOLDERS' EQUITY:
Common stock, $.01 par value	13	13
Additional paid-in capital	43,328	42,628
Retained earnings	(34,576)	(34,964)
Accumulated adjustments to stockholders' equity	(347)	(29)

Total stockholders' equity	8,418	7,648

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$257,706	$243,667

LIFE FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED INCOME STATEMENT

UNAUDITED (In thousands, except per share data)

	Three Months Ended
	March 31, 2002	March 31, 2001	December 31, 2001
INTEREST INCOME:
Loans	$3,675	$6,843	$4,221
Other interest-earning assets	1,408	670	447

Total interest income	5,083	7,513	4,668
INTEREST EXPENSE:
Interest-bearing deposits	1,796	4,891	2,527
Other borrowings	36	350	(2)
Notes payable	400	—	—
Subordinated debentures	53	53	53

Total interest expense	2,285	5,294	2,578

NET INTEREST INCOME	2,798	2,219	2,090
PROVISION FOR LOAN LOSSES	334	419	1,148

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,464	1,800	942
NONINTEREST INCOME:
Loan servicing fee income	276	816	321
Bank and other fee income	144	183	151
Net gain (loss) on loan sales	—	348	(64)
Net (loss) gain from investment securities	(9)	544	13
Other income/(loss)	229	178	(459)

Total noninterest income (loss)	640	2,069	(38)
NONINTEREST EXPENSE:
Compensation and benefits	1,117	1,701	1,292
Premises and occupancy	525	736	546
Data processing	161	209	133
Net loss (gain) on foreclosed real estate	(73)	51	201
Other expense	1,011	1,174	1,115

Total noninterest expense	2,741	3,871	3,287

INCOME (LOSS) FROM OPERATIONS	363	(2)	(2,383)
PROVISION (BENEFIT) FOR INCOME TAXES	(25)	4	(324)

NET INCOME (LOSS) FROM OPERATIONS	$388	$(6)	$(2,059)

Basic Average Shares Outstanding	1,333,572	1,333,687	1,333,572
Basic Earnings (Loss) per Share	$0.29	$(0.00)	$(1.54)
Diluted Average Shares Outstanding	2,505,972	1,333,687	1,333,572
Diluted Earnings (Loss) per Share	$0.15	$(0.00)	$(1.54)

LIFE FINANCIAL CORPORATION AND SUBSIDIARIES

Statistical Information

UNAUDITED (In thousands)

	As of March 31, 2002	As of March 31, 2001	As of December 31, 2001
Asset Quality:
Non-accrual loans	$13,678	$22,336	$15,240
Real estate owned	$2,841	$3,865	$4,172
Net Charge offs for the quarter ended	$590	$985	$1,463
Allowance for loan losses	$4,108	$4,818	$4,364
Charge offs to average loans, annualized	1.31%	1.30%	2.93%
Non-accrual loans to total loans	7.89%	8.18%	7.96%
Non-accrual loans to total assets	5.31%	6.30%	6.25%
Allowance for credit losses to total loans	2.37%	1.76%	2.28%
Allowance for credit losses to non-accrual loans	30.03%	21.57%	28.64%
Average Balance Sheet: for the Quarter ended
Total assets	$244,381	$381,802	$253,922
Loans	$180,395	$304,239	$199,888
Deposits	$218,381	$327,770	$243,706
Borrowings	$4,667	$22,835	$—
Notes payable & Subordinated notes	$10,913	$1,500	$1,500
Share Data:
Basic Book Value	$6.31	$10.29	$5.73
Diluted Book Value	$3.36	$10.29	$5.73
Market Value	$3.19	$3.59	$2.05

	For the Period Ended
	March 31, 2002	March 31, 2001
Profitability and Productivity:
Return on average assets	0.64%	(0.01)%
Return on average equity	18.76%	(0.13)%
Net interest margin	4.82%	2.55%
Non-interest expense to total assets	4.25%	4.33%
Efficiency ratio	79.73%	90.28%
LIFE Bank Capital Ratios:
Core Capital Ratio	6.32%	4.95%
Risk-based Capital Ratio	13.06%	7.16%

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LIFE FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEET UNAUDITED (In thousands) ASSETS
LIFE FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED INCOME STATEMENT UNAUDITED (In thousands, except per share data)
LIFE FINANCIAL CORPORATION AND SUBSIDIARIES Statistical Information UNAUDITED (In thousands)